Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into by and between Radiant Logistics, Inc. (the “Company”) and John W. Sobba (“Executive”).

Executive and Company shall be collectively referred to as (the “Parties”).

RECITALS

WHEREAS, Executive was employed by Company in the position of Senior Vice President, General Counsel through December 22, 2023 (“Separation Date”);

WHEREAS, the Company and Executive desire that Executive separates his service from the Company as of the Separation Date;

WHEREAS, Executive will continue receiving group health coverage with Company (medical, dental, and/or vision coverage and/or any health care flexible spending accounts, health savings accounts, or dependent care flexible spending accounts) through the end of month in which Separation Date occurs;

WHEREAS, Executive will be paid for all accrued but unused vacation days through the Separation Date, and will be reimbursed for any previously unreimbursed business expenses incurred by him prior to the Separation Date in accordance with the Company’s expense reimbursement policy;

WHEREAS, in an effort to demonstrate good faith and in an effort to assist Executive in his transition, and pursuant to Executive’s Employment Agreement, the Company has offered Executive this Agreement;

WHEREAS, the Parties desire to compromise settle and release all claims, whether known or unknown, arising out of Executive’s employment with and separation from Company;

NOW, THEREFORE, for good and valuable consideration of the mutual promises and covenants hereinafter set forth, the Parties agree as follows:

AGREEMENT

1.
Termination of Employment, Resignation from Office. Under and subject to the terms of this Agreement, the parties hereto do agree that Executive’s service to the Company is to terminate as of the Separation Date. In conjunction with the termination of services of the Executive to the Company, Executive hereby resigns in all capacities in which he served as an officer, employee and/or director of the Company, and any affiliates or subsidiaries of the Company, as of the Separation Date, and does thereby relinquish any of the powers, duties or authorities otherwise bestowed upon an officer, employee and/or director of the Company, and any affiliates or subsidiaries of the Company, under either any arrangements and/or agreements by which Executive was employed by the Company or under applicable federal law or the laws of the State of Delaware. In that regard, Executive does hereby confirm that any such resignation and termination of employment are not related to or as a result of, a disagreement relating to the operations, policies or practices of the Company, or any of the affiliates or subsidiaries of the Company.

2.
Consideration/Separation Payment. In exchange for a general release, the Company agrees to provide Executive with a separation package consisting of: (1) the continuation of

Executive’s base salary for six months following the Separation Date, totaling One Hundred Twenty

-Five Thousand Dollars ($125,000.00), less all applicable statutory withholdings (“Severance

Payment”); (2) the continuation of Executive’s current car allowance equal to $1,000 per month for six months following the Separation Date totaling Six Thousand Dollars ($6,000) (“Car Allowance”);

(3) payment of Executive’s COBRA premiums for up to six months following the Separation Date

(“COBRA Premium Reimbursement”) following Executive’s election of COBRA coverage; and (4) the acceleration of Executive’s Restricted Stock Units (“RSU Acceleration”). Collectively, the Severance Payment, Car Allowance, COBRA Premium Reimbursement, and RSU Acceleration shall be referred to as (“Consideration”).

a.
The Company shall pay the Severance Payment in equal installments on the

Company’s regularly scheduled pay dates until paid in full beginning on the next payroll processing date following the Company’s receipt of this signed Agreement so long as the revocation period in Paragraph 15 has expired.

b.
The RSU Acceleration will be administered as follows: RSU grants that the Company granted to Executive more than 12 months prior to the Separation Date will vest pro rata from the Date of Grant through the Separation

Date. RSUs that were granted less than one year (1) before the Separation Date will be canceled. Executive’s RSU grants, therefore, will vest as follows:

Grant Date	Vest Date	Separation Date	Months from Grant	Percent vested	RSU grant amount	Number of units to vest per Agreement
9/8/2021	9/15/2024	12/22/2023	27	75%	16,229	12,172

9/9/2022	9/15/2025	12/22/2023	15	42%	16,925	7,052

9/11/2023	9/11/2026	12/22/2023	3		11,353	0

					44,507	19,224

c.
Executive further understands that if Executive breaches any of the promises made in this Agreement, the Company will have no obligation to tender (or continue to tender) any portion of the Consideration as provided for in this paragraph.

3.
No Admission of Liability. The Parties acknowledge that the Consideration does not constitute an admission of liability, express or implied, on the part of the Company with respect to any fact or matter pertaining to Executive’s employment with the Company. Executive acknowledges that the Company is providing Executive with the Consideration solely for the purpose of resolving any and all controversies that are the subject of Executive’s employment with, and separation from, the Company and to assist Executive in Executive’s transition after the Separation Date.

4.
Tax Liability. Executive generally and specifically acknowledges that the Company

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did not provide Executive with any tax advice. Executive agrees that Executive is liable for the payment of all federal and state taxes that may be due as the result of the consideration received in the payment described above, and that such payment is made for the settlement of disputed claims as set forth herein.

5.
No Authority Following Separation Date. Executive understands and agrees that effective as of the Separation Date, Executive is no longer authorized to incur any expenses, obligations or liabilities on behalf of Company or to act on behalf of or represent himself as an executive of Company.

6.
Release. The Executive makes this Agreement on behalf of the Executive and the Executive’s successors, assigns, heirs, beneficiaries, executors, administrators, creditors,

representatives, agents and Affiliates (the “Releasing Parties”). The release set forth herein is given to the Company and its parents, subsidiaries, affiliates, partners, and each of their predecessors, successors, and assigns and each and all of their respective past, present or future members, officers, directors, equity holders, trustees, representatives, employees, principals, agents, insurers, partners, lenders, attorneys, and other advisors; and any employee benefit plan established or maintained by the foregoing entities and their plan administrators (collectively, the “Released Parties”). In consideration of the promises and covenants set forth herein, Executive hereby fully, finally and irrevocably releases, acquits and forever discharges the Released Parties forever and unconditionally of and from any and all claims, demands or liabilities whatsoever, whether known or unknown or suspected to exist by Executive, which Executive ever had or may now have against any of the Released Parties, arising at any time in any jurisdiction from the beginning of time to the date Executive signs this Agreement, including, without limitation, any claims, demands or liabilities in connection with Executive’s employment with any of the Released Parties or the termination thereof, including wrongful termination, constructive discharge, breach of express or implied contract, tort, unpaid wages, benefits, attorney’s fees or pursuant to any federal, state, or local employment laws, regulations, or executive orders prohibiting discrimination or retaliation or less favorable treatment on any grounds including, inter alia, age, race, color, sex, national origin, religion, handicap, veteran status, disability or whistleblowing, including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Genetic Information Nondiscrimination Act of 2008, the Uniformed Services Employment and Reemployment Rights Act, Fair Labor Standards Act, Family Leave and Medical Act, Employee Retirement Income Security Act of 1974 (except for any vested benefits under any qualified benefit plan), Immigration Reform and Control Act, Worker Adjustment and Retraining Notification Act, Fair Credit Reporting Act, Equal Pay Act, the Americans with Disabilities Act of 1990, the Washington Industrial Welfare Act, the Washington Law Against Discrimination, the Washington Family Leave Act, the Washington Leave Law; the Washington Minimum Wage Requirements and Labor Standards Act, Title 49 of the Revised Code of Washington, the Washington Equal Pay Opportunity Act; the Washington Fair Chance Act, the State Constitution of Idaho, the Idaho Human Rights Act (IHRA), and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment as well as any claim for breach of contract, wrongful discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy or any other theory or claim, whether legal or equitable, including but not limited to any claims arising from or derivative of Executive’s employment with the Company and the termination of Executive’s

Confidential Separation Agreement

employment from the Company or otherwise.

This means that by signing this Agreement, Executive understands that Executive will have waived any right Executive may have to bring a lawsuit or make any claim of any kind whatsoever against any released party based on any actions or omissions of the Company or any released party up to the effective date of this Agreement.

This release does not affect any legal rights that Executive may have arising after the Effective Date of this Agreement.

7.
Waiver. By this Release, Executive does not waive the right to file a charge with a government administrative agency (“Agency”) enforcing civil rights laws, such as the Equal Employment Opportunity Commission, or to participate in any investigation or proceeding conducted by such an agency, nor shall any provision in this Agreement adversely affect Executive’s right to engage in such conduct. Nevertheless, pursuant to this paragraph, Executive waives the right to obtain any monetary relief or other recovery as a result of or with regard to the matters alleged in the charge or to collect any monies or compensation as a result of filing or participating in such a charge or complaint.

8.
Complete Satisfaction. Executive represents that this Agreement provides complete satisfaction of any and all claims, whether known, suspected, or unknown, that Executive may have or has had against any of the Released Parties as of the date of this Agreement, and he hereby waives any and all relief for such claims not explicitly provided for herein.

9.
No Pending Action. Executive represents that there are no outstanding administrative or judicial claims, complaints, charges, lawsuits or proceedings of any kind against any of the Released Parties to which he is a party or which were filed on Executive’s behalf. And that Executive is not aware of any facts that could give rise to a charge or Claim against any Released Parties.

10.
Group Medical Insurance. Executive’s group health coverage with Company (medical, dental, and/or vision coverage and/or any health care flexible spending accounts, health savings accounts, or dependent care flexible spending accounts) will continue for up to six months following the Separation Date. Pursuant to federal COBRA law, the Company agrees to pay

Executive’s COBRA premiums for continuation coverage in accordance with election materials and other COBRA notices to be sent to Executive by the plans’ designated administrator.

11.
Confidentiality/Trade Secrets. Executive agrees that at all times hereafter, he will hold in the strictest confidence, and will not use or disclose to any person, firm or corporation, any Confidential Information of the Company. Executive understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, sales and pricing information, research, product plans, products, services, customer requirements, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to Executive by the Company, either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Executive understands that “Confidential Information” does not include any of the

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foregoing items which has become publicly known and made generally available through no wrongful act of his or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Executive understands and acknowledges that a breach of this Paragraph 11 would injure the Company irreparably in a way which could not be adequately compensated for by damages. Executive therefore agrees that in the event of any breach or threatened breach by him, the Company will be entitled to an injunction, without bond, restraining such breach, as well as costs and attorneys’ fees relating to any such proceeding or any other legal action to enforce this Paragraph 11. Nothing herein will be construed, however, as prohibiting the Company or its assignee or successor from pursuing other available remedies or recovering on any claim for damages for such breach or threatened breach.

Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that he may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that: (a) is made (i) in confidence to a Federal, State, or Local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, if such filing is made under seal.

12.
Confidentiality of Agreement. To the extent permissible under applicable law, Executive agrees that the existence of this Agreement and the terms of this Agreement, including but not limited to the Consideration and the amount thereof are absolutely confidential. Executive agrees he will not communicate or disclose the existence of this Agreement and/or the amount of the Consideration made by Company with any individual or third party, including current or former employees of Company. Executive represents that he has not disclosed and agrees he will not disclose the existence of this Agreement or any of the terms or conditions herein to anyone other than his attorney and tax or financial advisor, spouse, or as may be required pursuant to legal process; provided, however, that he will advise any such individuals beforehand of the existence of his confidentiality obligations under this Agreement and their corresponding obligations. Executive further agrees to take reasonable steps to ensure that any information concerning this Agreement which is disclosed to his attorney, spouse, and/or tax or financial advisor will not be disclosed to any other third party. Any violation of this confidentiality requirement by his attorney, spouse, and/or tax or financial advisor will be treated as a violation of this Agreement by Executive. Notwithstanding the above, Executive acknowledges that the Company is a public company who has an obligation under federal securities laws to describe the arrangements covered by this Agreement and to file a copy of this Agreement, with the Securities and Exchange Commission

13.
Liquidated Damages. Executive agrees that if he breaches his promise to maintain the confidentiality of this Agreement, including without limitation disclosing the amount of the Consideration, then the resulting damages would be impracticable or extremely difficult to determine because of the uncertain effect of the disclosure of such information on Company. Because of the difficulty of determining the damages resulting from the breach of the confidentiality provision in Paragraph 12 of this Agreement by Executive, the Parties agree that in the event of such a breach by Executive, Company shall be entitled to liquidated damages in the amount of Twelve Thousand Five Hundred Dollars ($12,500) for each breach. Executive and Company represent and agree that the liquidated damages provision contained in this paragraph is fair and reasonable as confidentiality of this Agreement is of utmost concern to Company.

14.
Return of Property. As a material condition of receiving and being entitled to retain the Consideration, Executive agrees that he will promptly return to the Company all Company

Confidential Separation Agreement

property (without retaining any copies) including, but not limited to laptops, reports, files, records, keys, computer disks and software, credit cards, telephones, cellular phones, and any and all other physical or personal property provided to Executive by the Company during the course of his employment. By executing this Agreement, Executive represents and warrants that Executive has returned all Company property to the Company at the time of execution.

15.
Mutual Non-Disparagement or Harm. Executive agrees that he will not make any comments or statements relating to the Company or any Releasee that are negative, critical or derogatory and that would denigrate, disparage or otherwise injure the business or reputation of any of them. Similarly, the Company will instruct its executive leadership team not to make any comments or statements that are negative, critical or derogatory against Executive.

Nothing in Paragraphs 12 and 15 prevents Executive from discussing or disclosing information about alleged or perceived improper acts in the workplace. Further, nothing in Paragraphs 12 and 15 prevent Executive from discussing Executive’s employment with, and separation from, the Company with any government administrative agency, such as the National Labor Relations Board (“NLRB”), Security Exchange Commission (“SEC”), Equal Employment Opportunity Commission (“EEOC”) or other agency, whether as part of a report, complaint, investigation, or for some other purpose.

16.
Release of Age Discrimination Claims. Executive acknowledges with Executive’s signature on this Agreement that Executive has had at least twenty-one (21) calendar days within which to consider this Agreement but may voluntarily waive that 21-day period and immediately sign the Agreement if Executive so chooses. Executive further acknowledges that Executive has been advised that Executive has seven (7) calendar days after Executive’s execution of this Agreement to revoke it. Any such revocation must be in writing and delivered by hand, e-mail or facsimile (receipt confirmed) to the Vice President of Human Resources, Renee Kiss, at rkiss@radiantdelivers.com “I hereby revoke the Separation Agreement and General Release and forfeit any right to a severance payment.” Executive further acknowledges that Executive has read this Agreement in its entirety and that Executive fully understands all of the terms and conditions contained herein.

Executive further acknowledges that Executive is entering into this Agreement knowingly, voluntarily and of Executive’s own free will. This Agreement shall not become effective and enforceable until the seven-calendar day revocation period has expired.

17.
Reference. If requested to provide a reference for Executive, the Company shall confirm Executive’s dates of employment, position and salary only and provide no other information.

18.
Applicable Law and Forum Selection Clause. This Agreement shall be interpreted, governed and enforced under the laws of the State of Washington. The parties agree that any and all disputes arising under or related to this Agreement will and can only be brought in a court of competent jurisdiction within the State of Washington.

19.
Severability. If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and/or enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any terms or sections of this Agreement are determined to be unenforceable, they shall be modified so that the unenforceable term or section is enforceable to the greatest extent possible.

20.
Counterparts/By Facsimile. This Agreement may be executed in counterparts by

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facsimile copy, each of which will be deemed an original, and all of which together will constitute but one and the same instrument.

21.
Unemployment Benefits. The Company will support and not contest Employee’s right to apply for and receive unemployment insurance benefits.

22.
Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous written or oral agreements, representations and understandings of the parties.

Radiant Logistics, Inc.

By:	/s/ Bohn H. Crain
Bohn Crain, Founder, Chairman and Chief Executive Officer

I acknowledge receipt of this Agreement on December 22, 2023, and I hereby agree to and accept this Agreement.

/s/ John W. Sobba	12/22/2023
John W. Sobba	Date

Confidential Separation Agreement